Exhibit 10.16

UNUSUAL MACHINES, INC.

Corporate Governance & Nominating Committee Charter

Members

Chair (Independent Board Member) –

Member Name 1

Member Name 2

Purpose

The Corporate Governance and Nominating Committee (the “Committee”) is appointed by the Board of Directors of Unusual Machines, Inc. to (1) identify individuals qualified to serve as members of the Board of Directors and, where appropriate, recommend individuals to be nominated by the Board of Directors for election by the stockholders or to be appointed by the Board of Directors to fill vacancies consistent with the criteria approved by the Board; (2) develop and periodically review and assess a set of corporate governance guidelines applicable to the Company and make appropriate recommendations to the Board for adoption and, where appropriate, modification of such principles; (3) recommend to the Board of Directors the compensation of directors; (4) take a leadership role in shaping the corporate governance of the Company; and (5) oversee an annual evaluation of the performance of the Board of Directors. References in this charter to the “Company” shall be to Unusual Machines, Inc., and its consolidated subsidiaries unless the context requires otherwise.

Committee Membership

At the first meeting of the Board of Directors following each annual meeting of stockholders, the Board, after receiving the recommendations of the Committee, shall appoint the members of the Committee and shall determine the chairperson of the Committee, each to serve at the pleasure of the Board. Committee members shall not have fixed terms. The Committee shall consist of no fewer than three members, including the chairperson. Each member of the Committee shall be independent under the listing standards of the NYSE American.

Procedures

The Committee shall meet as often as it determines but not less than four times a year. The Committee may request any officer or associate of the Company to attend a meeting of the Committee or to meet with any director search firm it employs. After the Committee meets or otherwise takes action, it shall, as soon as practicable, make a report of its activities at a meeting of the Board.

The Committee may form and delegate authority to subcommittees when the Committee determines it necessary or appropriate to do so.

Committee Authority and Responsibilities

The Committee shall have the authority, to the extent it deems necessary or appropriate, to conduct investigations and retain compensation or other consultants as well as to search firms for director candidates. The Committee may authorize and direct the payment of compensation by the Company to any such firm and the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board. The Committee shall annually evaluate the Committee's own performance.

Directors

Board Candidates: The Committee shall identify candidates who are eligible under the qualification standards set forth in the corporate governance guidelines to serve as members of the Board of Directors and, after consultation with the chairman of the Board, recommend candidates to be nominated by the Board of Directors for election by the stockholders or to be appointed by the Board of Directors to fill vacancies. In evaluating a director in anticipation of nomination for reelection to the Board, the Committee shall review the director’s independence.

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Review of Board Membership Criteria: Periodically, the Committee shall review the Board’s criteria for selecting new directors and nominating incumbent directors for reelection as set forth in the Company’s Corporate Governance Guidelines and recommend to the Board appropriate changes.

Operation of the Board

Size and Structure of the Board and Election of Directors: Periodically, the Committee will evaluate and make recommendations to the Board of Directors concerning the size and structure of the Board and Committees thereof as well as the manner of election of directors.

Compensation of Directors: On an annual basis the Committee shall review the compensation of the directors, including benefits, for their service as directors and make a recommendation to the Board. The Board/Committee shall also monitor the amount of compensation proposed to be paid to any director and its effect on director independence.

Committees: Periodically, the Committee shall evaluate and make recommendations to the Board regarding the nature and duties of the Board’s committees. The Committee shall be responsible, after consultation with the chairman of the Board and other directors, for recommending to the Board the assignment of Board members to various committees and, where applicable, the designation of chairpersons.

Corporate Governance of the Company

General Corporate Governance: The Committee shall periodically review corporate governance trends and, where appropriate, make recommendations about the governance of the Company to the Board of Directors.

Governing Documents: Periodically, the Committee shall review the Company’s principal corporate governance documents, including the certificate of incorporation, bylaws, and committee charters, and make appropriate recommendations to the Board for modifications in such documents.

Corporate Governance Guidelines: The Committee shall develop, and periodically review in order to recommend to the Board changes in, a set of corporate governance guidelines and a code of ethics applicable to directors, officers, and associates. The Committee shall recommend to the Board guidelines for determining director independence. The Committee shall oversee director orientation and education programs.

Board Evaluations: Through a formal survey or other appropriate means, the Committee shall lead the Board through an annual self-evaluation to determine whether it and its committees are functioning effectively. As soon as possible following completion of each annual self-evaluation, the Committee shall report the results of the self-evaluation to the Board.

Other

The Committee shall be responsible for any other matters expressly delegated to the Committee by the Board from time to time.

Effective as of June __, 2023

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